EXHIBIT 99.1

RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2019 RESULTS

NEW YORK--(BUSINESS WIRE)—November 6, 2018-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported net revenue growth of approximately 2% and earnings per diluted share of $2.07 on a reported basis and $2.26 on an adjusted basis, excluding restructuring-related and other charges, for the second quarter of Fiscal 2019. This compared to earnings per diluted share of $1.75 on a reported basis and $1.99 on an adjusted basis, excluding restructuring-related and other charges, for the second quarter of Fiscal 2018.

“Our 50th anniversary celebration was an incredible moment for our Company and our teams. It captured how our brand and the World of Ralph Lauren resonates across generations, cultures and beyond fashion. This is the story, not just of our past, but the one that inspires and builds our future,” said Ralph Lauren, Executive Chairman and Chief Creative Officer.

“As we execute our Next Great Chapter strategic plan, we are encouraged by the early progress we have made in the first half of this year on both the top and bottom-line,” said Patrice Louvet, President and Chief Executive Officer.  “We remain focused on strengthening our connection with consumers around the world, and executing on our strategic priorities as we manage through the evolving trade and inflationary environment with agility. Looking out to the remainder of the year, we are on track to deliver our full-year goals.”

We delivered across the following strategic initiatives in the second quarter of Fiscal 2019:

•	Win Over a New Generation of Consumers
o	Increased marketing investment by over 30% to last year, leveraging our 50th Anniversary Fashion Show, and drove record levels of engagement across digital and social media
o	Drove the highest share of voice across New York Fashion Week – nearly 30% of Fashion Week impressions included Ralph Lauren
o
Continue our focused approach to leveraging celebrity and social influencers that resonate with different segments of the Ralph Lauren consumer base, including a specific focus on attracting younger consumers to the brand

•	Energize Core Products and Accelerate Under-Developed Categories
o	Average unit retail across our direct-to-consumer network was up 5% through elevating the product assortment and continued quality of sales initiatives
o	Partnered with Mr. Porter, a leading men’s online retailer, on a limited edition capsule collection, inspired by some of our iconic men’s designs
o	In October, announced our first collaboration with London streetwear brand Palace, driving brand buzz and consumer engagement among millennials
o	Our women’s Polo wear-to-work initiative started to come to life this fall in our directly-operated retail and select wholesale doors
•	Drive Targeted Expansion in Our Regions and Channels
o	Strong growth in international markets, driven by 13% revenue growth in Asia, led by over 20% growth in Greater China and strength across Japan, South Korea, and Australia
o	Delivered 6% constant currency Asia comp growth and expanded our store network in Asia, driven by 10 new points of distribution in China in the second quarter

o	Continued to expand our distribution with new retail stores and global pure players
•	Lead With Digital
o	Global digital revenue grew 10% to last year
o
North America directly-operated digital flagship returned to growth with a 9% comp, driven by strong brand building, an enhanced consumer experience, and higher quality of sales, all enabled by our new platform

o	Launched our Polo mobile app and directly-operated China digital commerce site
•	Operate With Discipline to Fuel Growth
o	Adjusted gross margin was up 100 basis points driven by quality of sales
o	Adjusted operating expenses, excluding our marketing investment, were flat to last year

Second Quarter Fiscal 2019 Income Statement Review

Net Revenue. In the second quarter of Fiscal 2019, revenue increased by 1.6% to $1.7 billion on a reported basis and was up 2.1% in constant currency, driven by Asia. Foreign currency negatively impacted revenue growth by approximately 50 basis points in the second quarter.

Revenue performance for the Company’s reportable segments in the second quarter compared to the prior year period was:

•
North America Revenue. North America revenue in the second quarter increased 1% on a reported basis and 2% in constant currency. North America wholesale revenue was flat to last year. In retail, comparable store sales in North America were up 1% in constant currency, including a 1% decline in brick and mortar stores and a 9% increase at ralphlauren.com.

•
Europe Revenue. Europe revenue in the second quarter declined 1% to $459 million on a reported basis and was flat to last year in constant currency.  Europe wholesale revenue declined 1% on a reported basis and was flat in constant currency, as a shift in timing of shipments that benefited the first quarter negatively impacted our second quarter results. In retail, comparable store sales in Europe were down 4% on a constant currency basis, driven by a 4% decline in brick and mortar stores, related to assortment and inventory challenges, and flat revenues in digital commerce.

•
Asia Revenue. Asia revenue in the second quarter increased 13% to $245 million on a reported basis and increased 14% in constant currency, driven by strength in both retail and wholesale channels. Comparable store sales in Asia increased 6% in constant currency, reflecting growth in both brick and mortar and digital commerce operations.

Gross Profit. Gross profit for the second quarter of Fiscal 2019 was $1.0 billion and gross margin was 60.9%, 100 basis points above the prior year on an adjusted basis.

The gross margin increase was driven by initiatives to improve quality of sales through reduced promotional activity and improved pricing as well as favorable product mix. Foreign currency benefited gross margin by 40 basis points in the second quarter.

Operating Expenses. Operating expenses in the second quarter of Fiscal 2019 were $819 million on a reported basis, including $26 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $794 million, up 3% to prior year driven by over 30%

growth in marketing investment. Excluding marketing, adjusted operating expenses were approximately flat to last year.

Adjusted operating expense rate was 46.9%, 50 basis points above the prior year period, excluding restructuring-related and other charges. This increase was due to the increased marketing investment, new store expansion, and channel mix shift, as a greater portion of our revenue was generated by our international retail businesses, which typically carry a higher operating expense rate.

Operating Income. Operating income for the second quarter of Fiscal 2019 was $210 million on a reported basis, including restructuring-related and other charges of $26 million, and operating margin was 12.4%. Adjusted operating income was $236 million and adjusted operating margin was 13.9%, 50 basis points above the prior year, excluding restructuring-related and other charges from both periods, driven by gross margin expansion. Foreign currency benefited operating margin by 30 basis points in the second quarter.

•
North America Operating Income. North America operating income in the second quarter was $210 million on both a reported and adjusted basis. Adjusted North America operating margin was 23.7%, up 60 basis points to last year.

•
Europe Operating Income. Europe operating income in the second quarter was $127 million on both a reported and adjusted basis. Adjusted Europe operating margin was 27.6%, 50 basis points higher than the prior year period. In constant currency, the adjusted operating margin declined by 110 basis points due to wholesale timing shifts comp pressure, increased investment in marketing and new store expansion.

•
Asia Operating Income. Asia operating income in the second quarter was $33 million on a reported basis and $36 million on adjusted basis. Adjusted Asia operating margin was 14.8%, up 220 basis points to the prior year and up 270 basis points in constant currency, as leverage from strong top-line performance more than offset increased marketing investments in the quarter.

Net Income and EPS. On a reported basis, net income in the second quarter of Fiscal 2019 was $170 million or $2.07 per diluted share. On an adjusted basis, net income was $186 million, or $2.26 per diluted share, excluding restructuring-related and other charges. This compared to net income of $144 million, or $1.75 per diluted share on a reported basis, and net income of $164 million, or $1.99 per diluted share on an adjusted basis, for the second quarter of Fiscal 2018.

In the second quarter of Fiscal 2019, the Company had an effective tax rate of 20.7% on a reported and 22.6% on an adjusted basis, excluding restructuring and related other charges. This compared to a reported and an adjusted effective tax rate of 24.8% and 25.9%, respectively, in the prior year period. The year-over-year decline is primarily driven by the effects of stock-based compensation and U.S. tax reform impacts.

Balance Sheet and Cash Flow Review

The Company ended the second quarter of Fiscal 2019 with $1.9 billion in cash and short and long term investments and $684 million in total debt, compared to $1.7 billion and $590 million, respectively, at the end of the second quarter of Fiscal 2018.

Inventory at the end of the second quarter of Fiscal 2019 was $995 million, up 15% compared to the prior year period, reflecting investments to support global store expansion, earlier deliveries versus prior year to better align with customer demand, and increased shipments to our Europe factory stores as we worked to restore our product assortment following significant pullbacks.

The Company repurchased approximately $92 million of Class A Common Stock during the second quarter. Approximately $907 million remained available under the Company’s authorized share repurchase programs at the end of the second quarter.

Full Year Fiscal 2019 and Third Quarter Outlook

The full year Fiscal 2019 and third quarter guidance excludes restructuring-related and other charges, as described in the “Non-U.S. GAAP Financial Measures” section of this press release.

For Fiscal 2019, the Company now expects net revenue to be approximately flat to up slightly in constant currency. Foreign currency is expected to have about 75 basis points of negative impact on revenue growth in Fiscal 2019.

The Company continues to expect operating margin for Fiscal 2019 to be up 40 to 60 basis points in constant currency driven by gross margin expansion. Foreign currency is expected to have minimal impact on operating margin in Fiscal 2019.

In the third quarter of Fiscal 2019, the Company expects net revenue to be up low single digits in constant currency. Foreign currency is expected to pressure revenue growth by about 100 basis points in the third quarter of Fiscal 2019.

Operating margin for the third quarter of Fiscal 2019 is expected to be up about 20 basis points in constant currency. Foreign currency is expected to be a slight benefit to operating margin in the third quarter.

We expect the full year Fiscal 2019 tax rate to be approximately 21%. Third quarter of Fiscal 2019 tax rate is estimated at approximately 22% to 23%.

The Company continues to plan capital expenditures of approximately $275 million for Fiscal 2019.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, November 6th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter 2019 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, November 6, 2018 through 6:00 P.M. Eastern, Tuesday, November 13, 2018 by dialing 203-369-3813 or 800-568-4850 and entering passcode 3918.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, accessories, home, fragrances and hospitality. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year Fiscal 2019 and Third Quarter Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe,” “can” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to open new retail stores, concession shops, and digital commerce sites in an effort to expand our direct-to-consumer presence; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platform; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or other barriers to trade, including those resulting from current trade developments with China; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business resulting from the recently enacted U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act, including related changes to our tax obligations and effective tax rate in future periods, as well as the enactment-related charges that were recorded during Fiscal 2018 on a provisional basis based on a reasonable estimate and are subject to change, all of which could differ materially from our current expectations and/or investors' expectations; the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including healthcare-related costs; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our intention to introduce new products or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	September 29,	March 31,	September 30,
	2018	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$553.1	$1,304.6	$1,111.6
Short-term investments	1,319.5	699.4	507.1
Accounts receivable, net of allowances	432.3	421.4	470.3
Inventories	994.6	761.3	864.6
Income tax receivable	34.9	38.0	70.5
Prepaid expenses and other current assets	359.1	323.7	300.3
Total current assets	3,693.5	3,548.4	3,324.4

Property and equipment, net	1,130.5	1,186.3	1,240.5
Deferred tax assets	67.6	86.6	143.2
Goodwill	928.6	950.5	933.0
Intangible assets, net	175.0	188.0	207.7
Other non-current assets(a)	160.3	183.5	179.5
Total assets	$6,155.5	$6,143.3	$6,028.3

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$10.1	$-
Current portion of long-term debt	-	298.1	298.6
Accounts payable	202.1	165.6	172.8
Income tax payable	42.8	30.0	56.7
Accrued expenses and other current liabilities	996.2	1,083.4	1,062.0
Total current liabilities	1,241.1	1,587.2	1,590.1

Long-term debt	683.9	288.0	291.8
Income tax payable	124.8	124.8	-
Non-current liability for unrecognized tax benefits	80.0	79.2	75.2
Other non-current liabilities	563.7	606.7	561.6
Total liabilities	2,693.5	2,685.9	2,518.7

Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,448.0	2,383.4	2,348.2
Retained earnings	5,925.4	5,752.2	5,874.0
Treasury stock, Class A, at cost	(4,804.9)	(4,581.0)	(4,578.5)
Accumulated other comprehensive loss	(107.8)	(98.5)	(135.4)
Total equity	3,462.0	3,457.4	3,509.6
Total liabilities and equity	$6,155.5	$6,143.3	$6,028.3

Net Cash (incl. LT Investments)	1,258.6	1,494.0	1,110.9
Cash & Investments (ST & LT)	1,942.5	2,090.2	1,701.3

Net Cash (excl. LT Investments)	1,188.7	1,407.8	1,028.3
Cash & ST Investments	1,872.6	2,004.0	1,618.7

(a) Includes non-current investments of:	$69.9	$86.2	$82.6

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 29,	September 30,
	2018	2017

North America	$888.2	$875.6
Europe	459.2	463.0
Asia	244.7	216.8
Other non-reportable segments	98.8	108.8
Net revenues	1,690.9	1,664.2
Cost of goods sold	(661.6)	(668.4)
Gross profit	1,029.3	995.8
Selling, general, and administrative expenses	(793.6)	(772.7)
Impairment of assets	(9.8)	(11.2)
Restructuring and other charges	(15.9)	(18.6)
Total other operating expenses, net	(819.3)	(802.5)
Operating income	210.0	193.3
Interest expense	(6.0)	(4.6)
Interest income	10.4	2.3
Other income, net	0.4	0.2
Income before income taxes	214.8	191.2
Income tax provision	(44.5)	(47.4)
Net income	$170.3	$143.8
Net income per common share - Basic	$2.09	$1.76
Net income per common share - Diluted	$2.07	$1.75
Weighted average common shares outstanding - Basic	81.3	81.7
Weighted average common shares outstanding - Diluted	82.3	82.3
Dividends declared per share	$0.625	$0.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 29,	September 30,
	2018	2017

North America	$1,585.8	$1,585.3
Europe	809.8	786.5
Asia	492.7	425.9
Other non-reportable segments	193.2	213.6
Net revenues	3,081.5	3,011.3
Cost of goods sold	(1,156.5)	(1,164.3)
Gross profit	1,925.0	1,847.0
Selling, general, and administrative expenses	(1,535.5)	(1,487.1)
Impairment of assets	(11.1)	(20.9)
Restructuring and other charges	(38.3)	(55.4)
Total other operating expenses, net	(1,584.9)	(1,563.4)
Operating income	340.1	283.6
Interest expense	(10.4)	(9.6)
Interest income	19.6	4.3
Other expense, net	(1.6)	(0.3)
Income before income taxes	347.7	278.0
Income tax provision	(68.4)	(74.7)
Net income	$279.3	$203.3
Net income per common share - Basic	$3.42	$2.49
Net income per common share - Diluted	$3.37	$2.47
Weighted average common shares outstanding - Basic	81.6	81.6
Weighted average common shares outstanding - Diluted	82.8	82.4
Dividends declared per share	$1.25	$1.00

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Six Months Ended
	September 29,	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$279.3	$203.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	140.0	146.7
Deferred income tax expense (benefit)	11.2	(25.3)
Non-cash stock-based compensation expense	42.8	39.4
Non-cash impairment of assets	11.1	20.9
Non-cash restructuring-related inventory charges	-	1.3
Other non-cash charges	6.2	4.4
Changes in operating assets and liabilities:
Accounts receivable	(18.7)	(17.4)
Inventories	(251.8)	(53.4)
Prepaid expenses and other current assets	(49.8)	(1.9)
Accounts payable and accrued liabilities	3.4	72.2
Income tax receivables and payables	29.5	51.4
Deferred income	(11.6)	3.0
Other balance sheet changes	21.4	(7.6)
Net cash provided by operating activities	213.0	437.0

Cash flows from investing activities:
Capital expenditures	(93.1)	(74.7)
Purchases of investments	(1,822.8)	(426.3)
Proceeds from sales and maturities of investments	1,211.4	591.3
Acquisitions and ventures	(4.5)	(3.6)
Settlement of net investment hedges	(23.8)	-
Net cash provided by (used in) investing activities	(732.8)	86.7

Cash flows from financing activities:
Repayments of short-term debt	(9.9)	-
Proceeds from the issuance of long-term debt	398.1	-
Repayments of long-term debt	(300.0)	-
Payments of capital lease obligations	(10.5)	(14.2)
Payments of dividends	(91.3)	(81.1)
Repurchases of common stock, including shares surrendered for tax withholdings	(223.9)	(14.6)
Proceeds from exercise of stock options	21.8	0.1
Other financing activities	(2.8)	-
Net cash used in financing activities	(218.5)	(109.8)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(20.7)	33.2
Net increase (decrease) in cash, cash equivalents, and restricted cash	(759.0)	447.1
Cash, cash equivalents, and restricted cash at beginning of period	1,355.5	711.8
Cash, cash equivalents, and restricted cash at end of period	$596.5	$1,158.9

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended September 29, 2018 and September 30, 2017 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Net revenues:
North America	$888.2	$875.6	$1,585.8	$1,585.3
Europe	459.2	463.0	809.8	786.5
Asia	244.7	216.8	492.7	425.9
Other non-reportable segments	98.8	108.8	193.2	213.6
Total net revenues	$1,690.9	$1,664.2	$3,081.5	$3,011.3

Operating income:
North America	$209.8	$202.2	$369.7	$352.7
Europe	126.6	125.5	200.5	192.6
Asia	32.7	26.5	75.4	56.7
Other non-reportable segments	24.5	26.8	55.3	59.8
	393.6	381.0	700.9	661.8

Unallocated corporate expenses	(167.7)	(169.1)	(322.5)	(322.8)
Unallocated restructuring and other charges	(15.9)	(18.6)	(38.3)	(55.4)
Total operating income	$210.0	$193.3	$340.1	$283.6

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended September 29, 2018 % Change Constant Currency	Six Months Ended September 29, 2018 % Change Constant Currency
North America
Digital commerce	9%	4%
Excluding Digital commerce	(1%)	(2%)
Total North America	1%	(1%)

Europe
Digital commerce	0%	1%
Excluding Digital commerce	(4%)	(7%)
Total Europe	(4%)	(6%)

Asia
Digital commerce	66%	57%
Excluding Digital commerce	5%	5%
Total Asia	6%	6%
Total Ralph Lauren	0%	(1%)

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	September 29, 2018	September 29, 2017	As Reported	Constant Currency
North America	$888.2	$875.6	1.4%	1.6%
Europe	459.2	463.0	(0.8%)	0.1%
Asia	244.7	216.8	12.8%	14.1%
Other non-reportable segments	98.8	108.8	(9.1%)	(9.1%)
Net revenues	$1,690.9	$1,664.2	1.6%	2.1%

	Six Months Ended		% Change
	September 29, 2018	September 30, 2017	As Reported	Constant Currency
North America	$1,585.8	$1,585.3	0.0%	0.1%
Europe	809.8	786.5	3.0%	0.7%
Asia	492.7	425.9	15.7%	15.1%
Other non-reportable segments	193.2	213.6	(9.6%)	(9.6%)
Net revenues	$3,081.5	$3,011.3	2.3%	1.7%

RALPH LAUREN CORPORATION
Revenue by Sales Channel
(in millions)
(Unaudited)

	Three Months Ended
	September 29, 2018					September 30, 2017
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$452.8	$231.6	$22.2	$7.0	$713.6	$451.3	$233.5	$17.9	$7.3	$710.0
Retail	435.4	227.6	222.5	47.4	932.9	424.3	229.5	198.9	54.6	907.3
Licensing	-	-	-	44.4	44.4	-	-	-	46.9	46.9
Total net revenues	$888.2	$459.2	$244.7	$98.8	$1,690.9	$875.6	$463.0	$216.8	$108.8	$1,664.2

	Six Months Ended
	September 29, 2018					September 30, 2017
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$762.9	$369.6	$34.8	$12.5	$1,179.8	$764.6	$349.1	$25.8	$13.3	$1,152.8
Retail	822.9	440.2	457.9	97.3	1,818.3	820.7	437.4	400.1	111.6	1,769.8
Licensing	-	-	-	83.4	83.4	-	-	-	88.7	88.7
Total net revenues	$1,585.8	$809.8	$492.7	$193.2	$3,081.5	$1,585.3	$786.5	$425.9	$213.6	$3,011.3

RALPH LAUREN CORPORATION
Global Retail Store Network

	September 29,	September 30,
	2018	2017

North America
Ralph Lauren Stores	42	44
Polo Factory Stores	179	171
Total Directly Operated Stores	221	215
Concessions	2	2

Europe
Ralph Lauren Stores	21	20
Polo Factory Stores	62	63
Total Directly Operated Stores	83	83
Concessions	25	25

Asia
Ralph Lauren Stores	53	45
Polo Factory Stores	55	48
Total Directly Operated Stores	108	93
Concessions	606	593

Other
Club Monaco Stores	75	78
Club Monaco Concessions	5	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	116	109
Polo Factory Stores	296	282
Club Monaco Stores	75	78
Total Directly Operated Stores	487	469
Concessions	638	622

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	91	84
Club Monaco Licensed Stores	59	62
Total Licensed Stores	150	146
Licensed Concessions	119	122

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended September 29, 2018
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,690.9	$-	$1,690.9
Gross profit	1,029.3	-	1,029.3
Gross profit margin	60.9%		60.9%
Total other operating expenses, net	(819.3)	25.7	(793.6)
Operating expense margin	48.5%		46.9%
Operating income	210.0	25.7	235.7
Operating margin	12.4%		13.9%
Income before income taxes	214.8	25.7	240.5
Income tax provision	(44.5)	(9.8)	(54.3)
Effective tax rate	20.7%		22.6%
Net income	$170.3	$15.9	$186.2
Net income per diluted common share	$2.07		$2.26
Weighted average common shares outstanding - Diluted	82.3		82.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$209.8	$0.3	$210.1
Operating margin	23.6%		23.7%
Europe	126.6	-	126.6
Operating margin	27.6%		27.6%
Asia	32.7	3.5	36.2
Operating margin	13.4%		14.8%
Other non-reportable segments	24.5	5.8	30.3
Operating margin	24.8%		30.6%
Unallocated corporate expenses and restructuring and other charges, net	(183.6)	16.1	(167.5)
Total operating income	$210.0	$25.7	$235.7

	Six Months Ended September 29, 2018
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$3,081.5	$-	$3,081.5
Gross profit	1,925.0	-	1,925.0
Gross profit margin	62.5%		62.5%
Total other operating expenses, net	(1,584.9)	49.4	(1,535.5)
Operating expense margin	51.4%		49.8%
Operating income	340.1	49.4	389.5
Operating margin	11.0%		12.6%
Income before income taxes	347.7	49.4	397.1
Income tax provision	(68.4)	(14.6)	(83.0)
Effective tax rate	19.7%		20.9%
Net income	$279.3	$34.8	$314.1
Net income per diluted common share	$3.37		$3.79
Weighted average common shares outstanding - Diluted	82.8		82.8
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$369.7	$0.3	$370.0
Operating margin	23.3%		23.3%
Europe	200.5	0.2	200.7
Operating margin	24.8%		24.8%
Asia	75.4	3.7	79.1
Operating margin	15.3%		16.1%
Other non-reportable segments	55.3	6.6	61.9
Operating margin	28.6%		32.0%
Unallocated corporate expenses and restructuring and other charges, net	(360.8)	38.6	(322.2)
Total operating income	$340.1	$49.4	$389.5

RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2017
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,664.2	$-	$1,664.2
Gross profit	995.8	0.6	996.4
Gross profit margin	59.8%		59.9%
Total other operating expenses, net	(802.5)	29.8	(772.7)
Operating expense margin	48.2%		46.4%
Operating income	193.3	30.4	223.7
Operating margin	11.6%		13.4%
Income before income taxes	191.2	30.4	221.6
Income tax provision	(47.4)	(10.1)	(57.5)
Effective tax rate	24.8%		25.9%
Net income	$143.8	$20.3	$164.1
Net income per diluted common share	$1.75		$1.99
Weighted average common shares outstanding - Diluted	82.3		82.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$202.2	$0.4	$202.6
Operating margin	23.1%		23.1%
Europe	125.5	0.1	125.6
Operating margin	27.1%		27.1%
Asia	26.5	0.8	27.3
Operating margin	12.2%		12.6%
Other non-reportable segments	26.8	8.9	35.7
Operating margin	24.6%		32.9%
Unallocated corporate expenses and restructuring and other charges, net	(187.7)	20.2	(167.5)
Total operating income	$193.3	$30.4	$223.7

	Six Months Ended September 30, 2017
	As Reported	Total Adjustments(a)(e)	As Adjusted
Net revenues	$3,011.3	$-	$3,011.3
Gross profit	1,847.0	1.3	1,848.3
Gross profit margin	61.3%		61.4%
Total other operating expenses, net	(1,563.4)	76.3	(1,487.1)
Operating expense margin	51.9%		49.4%
Operating income	283.6	77.6	361.2
Operating margin	9.4%		12.0%
Income before income taxes	278.0	77.6	355.6
Income tax provision	(74.7)	(25.7)	(100.4)
Effective tax rate	26.9%		28.2%
Net income	$203.3	$51.9	$255.2
Net income per diluted common share	$2.47		$3.10
Weighted average common shares outstanding - Diluted	82.4		82.4
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$352.7	$1.7	$354.4
Operating margin	22.2%		22.4%
Europe	192.6	1.3	193.9
Operating margin	24.5%		24.7%
Asia	56.7	0.9	57.6
Operating margin	13.3%		13.5%
Other non-reportable segments	59.8	9.0	68.8
Operating margin	28.0%		32.2%
Unallocated corporate expenses and restructuring and other charges, net	(378.2)	64.7	(313.5)
Total operating income	$283.6	$77.6	$361.2

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations.  Adjustments for enactment-related charges recorded in connection with U.S. tax reform and other income tax-related adjustments are recorded within the income tax provision in the consolidated statement of operations.  Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended September 29, 2018 include (i) charges of $16.9 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $5.3 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.5 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City.  The income tax provision reflects a favorable measurement period adjustment of $4.7 million recorded in connection with U.S. tax reform.

(c)
Adjustments for the six months ended September 29, 2018 include (i) charges of $32.9 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $5.3 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $11.2 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and its customs audit.  The income tax provision reflects a favorable measurement period adjustment of $4.7 million recorded in connection with U.S. tax reform.

(d)
Adjustments for the three months ended September 30, 2017 include (i) charges of $20.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $9.1 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) net other charges of $1.3 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and the reversal of reserves associated with the settlement of certain non-income tax issues.

(e)
Adjustments for the six months ended September 30, 2017 include (i) charges of $57.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $9.1 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) net other charges of $11.5 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City, the departure of Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company’s full year Fiscal 2019 and third quarter Fiscal 2019 guidance excludes certain anticipated restructuring-related and other one-time charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our restructuring plans, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its long-term financial outlook. Specifically, the Company’s long-term financial outlook excludes estimated pretax charges of approximately $115 million related to its Way Forward Plan and approximately $75 million to $125 million related to its Fiscal 2019 Restructuring Plan.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
rl-press@ralphlauren.com